Exhibit 4.2

Execution Copy

SOLAREDGE TECHNOLOGIES, INC.

FIFTH AMENDED AND RESTATED
INVESTORS’ RIGHTS AGREEMENT

Dated: September 17, 2014

1.	REGISTRATION RIGHTS		1

	1.1	Definitions	1
	1.2	Request for Registration	2
	1.3	Company Registration	4
	1.4	Obligations of the Company	4
	1.5	Furnish Information	6
	1.6	Expenses of Demand Registration	6
	1.7	Expenses of Company Registration	6
	1.8	Underwriting Requirements	7
	1.9	Delay of Registration	7
	1.10	Indemnification	7
	1.11	Reports Under the 1934 Act	10
	1.12	Form S-3 Registration	10
	1.13	Assignment of Registration Rights	11
	1.14	Limitations on Subsequent Registration Rights	12
	1.15	“Market Stand-Off” Agreement	12
	1.16	Termination of Registration Rights	13

2.	COVENANTS OF THE COMPANY		13

	2.1	Delivery of Financial Statements	13
	2.2	Inspection Rights	14
	2.3	Confidentiality	14
	2.4	Termination of Information Covenants	14
	2.5	Right of First Offer	14
	2.6	Common Stock and Stock Option Vesting	15
	2.7	Insurance	16
	2.8	Management of Subsidiaries	16
	2.9	Foreign Corrupt Practices Act	16
	2.10	Right to Conduct Activities	17
	2.11	Termination	17

3.	MISCELLANEOUS		17

	3.1	Successors and Assigns	17
	3.2	Governing Law	17
	3.3	Counterparts	17
	3.4	Titles and Subtitles	17
	3.5	Notices	17
	3.6	Expenses	18
	3.7	Amendments and Waivers	18
	3.8	Severability	18
	3.9	Delays or Omissions	18
	3.10	Aggregation of Stock	18
	3.11	Entire Agreement	18

SOLAREDGE TECHNOLOGIES, INC.
FIFTH AMENDED AND RESTATED
INVESTORS’ RIGHTS AGREEMENT

THIS FIFTH AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT (the “Agreement”) is made as of the 17th day of September, 2014, by and among SolarEdge Technologies, Inc., a Delaware corporation (the “Company”), the Founders (as defined below) and the investors listed on Exhibit A hereto (the “Investors”).

RECITALS

WHEREAS, the Company, the Founders and certain of the Investors are parties to that certain Fourth Amended and Restated Investors’ Rights Agreement dated as of October 18, 2011 (the “Prior Agreement”), which provides that such Prior Agreement may be amended, and the observance of any provision thereof may be waived, with the written consent of the Company and the holders of a majority of the Registrable Securities then outstanding (as defined therein); and

WHEREAS, the Company, the Founders and certain of the Investors, constituting such majority of the Registrable Securities, desire to amend and restate the Prior Agreement in its entirety with this Agreement;

WHEREAS, the Company, NWC SolarEdge Holdings, LLC (“NewWorld”), and DEP SE, L.P. are parties to that certain Series E Preferred Stock Purchase Agreement of even date herewith (the “Purchase Agreement”); and

WHEREAS, in order to induce the Company to enter into the Purchase Agreement and to induce certain of the Investors to purchase shares of Series E Preferred Stock of the Company pursuant to the Purchase Agreement, the Investors, the Founders and the Company hereby agree that this Agreement shall govern the rights of the Investors and the Founders to cause the Company to register shares of Common Stock issued or issuable to the Investors and the Founders and certain other matters as set forth herein.

NOW, THEREFORE, THE PARTIES HEREBY AGREE AS FOLLOWS:

1.                                      Registration Rights. The Company covenants and agrees as follows:

1.1                               Definitions. For purposes of this Section 1:

(a)                                 The term “Act” means the Securities Act of 1933, as amended.

(b)                                 The term “Form S-3” means such form under the Act as in effect on the date hereof or any registration form under the Act subsequently adopted by the SEC that permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

(c)                                  The term “Founders” means Guy Sella, Lior Handelsman, Yoav Galin, Meir Adest and Amir Fishelov.

(d)                                 The term “Holder” means any person owning or having the right to acquire Registrable Securities or any assignee thereof in accordance with Section 1.13 hereof.

(e)                                  The term “1934 Act” shall mean the Securities Exchange Act of 1934, as amended.

(f)                                   The term “Common Stock” shall mean outstanding shares of the Company’s common stock.

(g)                                  “Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.

(h)                                 The term “Preferred Stock” shall mean outstanding shares of the Company’s Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series D-1 Preferred Stock, Series D-2 Preferred Stock Preferred Stock, Series D-3 Preferred Stock and Series E Preferred Stock.

(i)                                     The term “register,” “registered” and “registration” refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Act, and the declaration or ordering of effectiveness of such registration statement or document.

(j)                                    The term “Registrable Securities” means: (i) any Common Stock issuable or issued upon conversion of the Preferred Stock of the Company held by the Investors or their permitted assigns; (ii) any Common Stock held by the Founders as of the date of this Agreement; (iii) any Common Stock held by ORR Partners I., L.P. and its affiliates (“ORR”) as of the date of this Agreement; (iv) any Common Stock that any holder of Preferred Stock may hereinafter purchase pursuant to its Right of First Offer, Right of First Refusal or otherwise; and (v) any Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security that is issued as) a dividend or other distribution with respect to, or in exchange for, or in replacement of, such Preferred Stock or Common Stock referenced in (i), (ii), (iii) and (iv) above, excluding, however, any Registrable Securities sold by a person in a transaction in which such person’s rights under this Section 1 are not assigned.

(k)                                 The number of shares of “Registrable Securities then outstanding” shall mean the number of shares of Common Stock that are Registrable Securities and (i) are then issued and outstanding or (ii) are then issuable pursuant to the exercise or conversion of then outstanding and then exercisable options, warrants or convertible securities.

(l)                                     The term “SEC” shall mean the Securities and Exchange Commission.

1.2                               Request for Registration.

(a)                                 If the Company shall receive at any time subsequent to the earlier of: (i) September 1, 2016 and (ii) six (6) months following the Company’s first firm commitment underwritten public offering of its shares of Common Stock, a written request from the Holders of not less than thirty percent (30%) of the Registrable Securities then outstanding, that the Company file a registration statement under the Act covering the registration of Registrable Securities having an aggregate offering price to the public of at least Ten Million Dollars ($10,000,000), then the Company shall:

(i)                                     within twenty (20) days of the receipt thereof, give written notice of such request to all Holders; and

(ii)                                  use its commercially reasonable efforts to effect as soon as practicable, the registration under the Act of all Registrable Securities that the Holders request to be registered, subject to the limitations of subsection 1.2(b).

(b)                                 If the Holders initiating the registration request hereunder (the “Initiating Holders”) intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to subsection 1.2(a) and the Company shall include such information in the written notice referred to in subsection 1.2(a)(i). The underwriter will be selected by the Company and shall be reasonably acceptable to a majority in interest of the Initiating Holders. In such event, the right of any Holder to include such Holder’s Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company as provided in subsection 1.4(e)) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting. Notwithstanding any other provision of this Section 1.2, if the underwriter advises the Company and the Initiating Holders in writing that marketing factors require a limitation of the number of shares to be underwritten, then the Company shall so advise all Holders of Registrable Securities that would otherwise be underwritten pursuant hereto, and the number of shares of Registrable Securities that may be included in the underwriting shall be allocated among all Holders thereof, including the Initiating Holders, in proportion (as nearly as practicable) to the amount of Registrable Securities of the Company owned by each Holder; provided, however, that no Registrable Securities of a Founder or Common Stock of ORR shall be included if any Registrable Securities of an Investor are excluded, and provided further that the number of shares of Registrable Securities held by Holders to be included in such underwriting shall not be reduced unless all securities other than Registrable Securities are first entirely excluded from the underwriting.

(c)                                  Notwithstanding the foregoing, if the Company shall furnish to Holders requesting a registration statement pursuant to this Section 1.2, a certificate signed by the Chief Executive Officer of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its stockholders for such registration statement to be filed, the Company shall have the right to defer taking action with respect to such filing for a period not to exceed ninety (90) days after receipt of the request of the Initiating Holders; provided, however, that the Company may not utilize this right more than once in any twelve-month period and provided further, that the Company shall not register any securities for the account of itself or any other stockholder during such ninety (90) day period (other than a registration relating solely to the sale of securities of participants in a Company stock plan, a registration relating to a corporate reorganization or transaction under Rule 145 of the Act, a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities, or a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered).

(d)                                 In addition, the Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to this Section 1.2:

(i)                                     After the Company has effected two (2) registrations pursuant to this Section 1.2 and such registrations have been declared or ordered effective;

(ii)                                  During the period starting with the date ninety (90) days prior to the Company’s good faith estimate of the date of filing of, and ending on a date one hundred and eighty (180) days after the effective date of a registration subject to Section 1.3 hereof; provided that the Company is actively employing in good faith reasonable efforts to cause such registration statement to become effective and the Company delivers notice of such intent to the Initiating Holders within thirty (30) days of the registration request; or

(iii)                               If the Initiating Holders propose to dispose of shares of Registrable Securities that may be immediately registered on Form S-3 pursuant to a request made pursuant to Section 1.12 below.

1.3                               Company Registration. If (but without any obligation to do so) the Company proposes to register for its own account any of its capital stock or other securities under the Act in connection with the public offering of such securities solely for cash (other than a registration relating solely to the sale of securities to participants in a Company stock plan, a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities, or a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered or a SEC Rule 145 transaction), the Company shall, at such time, promptly give each Holder written notice of such registration. Upon the written request of each Holder given within twenty (20) days after mailing of such notice by the Company in accordance with Section 3.5, the Company shall, subject to the provisions of Section 1.8, use its commercially reasonable efforts to cause to be registered under the Act all of the Registrable Securities that each such Holder has requested to be registered.

1.4                               Obligations of the Company. Whenever required under this Section 1 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(a)                                 Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its best efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for a period of up to ninety (90) days.

(b)                                 Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Act with respect to the disposition of all securities covered by such registration statement.

(c)                                  Promptly notify the Holders of the effectiveness of such registration statement and furnish to the Holders such numbers of copies of a prospectus, including a preliminary prospectus and any supplement to the prospectus, in conformity with the requirements of the Act, and such other documents as they may reasonably request to facilitate the disposition of Registrable Securities owned by them.

(d)                                 Following the effective date of such registration statement, notify the Holders of any request by the SEC that the Company amend or supplement such registration statement, or the associated prospectus.

(e)                                  Use its best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders; provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions unless the Company is already qualified to do business or subject to service of process in that jurisdiction.

(f)                                   In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

(g)                                  Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing. The Company will use reasonable efforts to amend or supplement such prospectus in order to cause such prospectus not to include any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

(h)                                 Cause all such Registrable Securities registered hereunder to be listed on each national securities exchange or trading system on which similar securities issued by the Company are then listed.

(i)                                             Provide a transfer agent and registrar for all Registrable Securities registered pursuant hereunder and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration.

(j)                                            Furnish, at the request of Holders of a majority of the Registrable Securities requesting registration of Registrable Securities pursuant to this Section 1, on the date that such Registrable Securities are delivered to the underwriters for sale in connection with a registration pursuant to this Section 1, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, (i) an opinion, dated such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities and (ii) a “cold comfort” letter from the independent auditors of the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering.

(k)                                         Make generally available to its security holders, and deliver to each Holder participating in the registration statement, an earnings statement of the Company that will satisfy the provisions of Section 11(a) of the Act covering a period of 12 months beginning after the effective date of such registration statement as soon as reasonably practicable after the termination of such 12-month period.

1.5                               Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 1 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be required to effect the registration of such Holder’s Registrable Securities.

1.6                               Expenses of Demand Registration. All expenses (other than underwriting discounts and commissions and stock transfer taxes) incurred in connection with registrations, filings or qualifications pursuant to Section 1.2, including (without limitation) all registration, filing and qualification fees, printers’ and accounting fees, fees and disbursements of counsel for the Company and the reasonable fees and expenses of one special counsel for the selling stockholders (not to exceed Thirty-Five Thousand U.S. Dollars (U.S. $35,000) per registration) shall be borne by the Company; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 1.2 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all participating Holders shall bear such expenses), unless the Holders of a majority of the Registrable Securities agree to forfeit their right to one demand registration pursuant to Section 1.2; provided, however, that if at the time of such withdrawal, the Holders have learned of a material adverse change in the condition, business or prospects of the Company from that known to the Holders at the time of their request and have withdrawn the request with reasonable promptness following disclosure by the Company of such material adverse change, then the Holders shall not be required to pay any of such expenses and shall retain their rights pursuant to Section 1.2.

1.7                               Expenses of Company Registration. The Company shall bear and pay all expenses incurred in connection with any registration, filing or qualification of Registrable Securities with respect to the registrations pursuant to Section 1.3 for each Holder (which right may be assigned as provided in Section 1.13), including (without limitation) all registration, filings and qualification fees, printers’ and accounting fees, fees and disbursements of counsel for the Company and the reasonable fees and expenses of one special counsel for the selling stockholders (not to exceed Thirty-Five Thousand U.S. Dollars (U.S. $35,000) per registration) but excluding underwriting discounts and commissions and stock transfer taxes.

1.8                               Underwriting Requirements. If a registration statement for which the Company gives notice pursuant to Section 1.3 is for an underwritten offering, then the Company shall so advise the Holders of Registrable Securities. In such event, the right of any Holder’s Registrable Securities to be included in a registration pursuant to Section 1.3 shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form with the managing underwriter or underwriter(s) selected for such underwriting. Notwithstanding any other provision of this Agreement, if the managing underwriter(s) determine(s) in good faith that marketing factors require a limitation of the number of shares to be underwritten, then the managing underwriter(s) may exclude shares (including Registrable Securities) from the registration and the underwriting, and the number of shares that may be included in the registration and the underwriting shall be allocated first, to the Company, and second, to each of the Holders requesting inclusion of their Registrable Securities in such registration statement on a pro rata basis based upon the total number of Registrable Securities then held by each such Holder; provided, however, that no exclusion of such Holders’ Registrable Securities shall be made unless all other stockholders’ securities are first excluded and provided further that no Registrable Securities of a Founder or Common Stock of ORR shall be included if any Registrable Securities of an Investor are excluded, and provided further that in any underwriting that is not in connection with the initial public offering of the Company’s Common Stock the number of shares of Registrable Securities included in such offering shall not be reduced below twenty-five percent (25%) of the total number of securities included in such offering. If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice to the Company and the underwriter, delivered at least twenty (20) business days prior to the effective date of the registration statement. Any Registrable Securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration. For any Holder that is a venture capital fund, partnership or corporation, the affiliated venture capital funds, partners, retired partners and stockholders of such Holder, or the estates and family members of any such partners, stockholders and retired partners and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single “Holder,” and any pro rata reduction with respect to such “Holder” shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such “Holder,” as defined in this sentence.

1.9                               Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 1.

1.10                        Indemnification. In the event any Registrable Securities are included in a registration statement under this Section 1:

(a)                                           To the extent permitted by law, the Company will indemnify and hold harmless each Holder, the partners, members, managers, officers, directors, stockholders and affiliates of each Holder, any underwriter (as defined in the Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Act or the 1934 Act, against any losses, claims, damages or liabilities (joint or several) to which they may become subject under the Act, the 1934 Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto or in any free writing prospectus, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Act, the 1934 Act, any state securities law or any rule or regulation promulgated under the Act, the 1934 Act or any state securities law; and the Company will pay to each such Holder, underwriter, controlling person or other aforementioned person any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this subsection 1.10(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation that occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any such Holder, underwriter or controlling person.

(b)                                           To the extent permitted by law, each selling Holder will indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls the Company within the meaning of the Act, any underwriter, any other Holder selling securities in such registration statement and any controlling person of any such underwriter or other Holder, against any losses, claims, damages or liabilities (joint or several) to which any of the foregoing persons may become subject, under the Act, the 1934 Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will pay any legal or other expenses reasonably incurred by any person intended to be indemnified pursuant to this subsection 1.10(b), in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this subsection 1.10(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; provided, further, that in no event shall any indemnity under this subsection 1.10(b), together with any contribution under Subsection 1.10(d), exceed the net proceeds from the offering received by such Holder.

(c)                                            Promptly after receipt by an indemnified party under this Section 1.10 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 1.10, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, to the extent prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 1.10, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 1.10.

(d)                                           If the indemnification provided for in this Section 1.10 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense as well as any other relevant equitable considerations; provided, however, that no contribution by any Holder, when combined with any amounts paid by such Holder pursuant to Section 1.10(b), shall exceed the net proceeds from the offering received by such Holder. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

(e)                                            Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control; provided, however, that the failure of the underwriting agreement to provide for or address a matter provided for or addressed by the foregoing provisions shall not be a conflict and, in such event, the foregoing provisions shall control as to such matter.

(f)                                             The obligations of the Company and Holders under this Section 1.10 shall survive the completion of any offering of Registrable Securities in a registration statement under this Section 1, and otherwise, and, with respect to liability arising from an offering to which this Section 1.10 would apply that is covered by a registration filed before termination of this Agreement, such termination.

1.11                        Reports Under the 1934 Act. With a view to making available to the Holders the benefits of Rule 144 promulgated under the Act and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company agrees to:

(a)                                           make and keep public information available, as those terms are understood and defined in SEC Rule 144, at all times after the effective date of the first registration statement filed by the Company for the offering of its securities to the general public;

(b)                                           take such action, including the voluntary registration of its Common Stock under Section 12 of the 1934 Act, as is necessary to enable the Holders to utilize Form S-3 for the sale of their Registrable Securities;

(c)                                            file with the SEC in a timely manner all reports and other documents required of the Company under the Act and the 1934 Act; and

(d)                                           furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144 (at any time after ninety (90) days after the effective date of the first registration statement filed by the Company), the Act and the 1934 Act (at any time after it has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents filed under the 1934 Act by the Company, and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC that permits the selling of any such securities without registration or pursuant to such form.

1.12                        Form S-3 Registration. If the Company shall receive from any Holders of the Registrable Securities a written request or requests that the Company effect a registration on Form S-3 and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, the Company will:

(a)                                           promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders; and

(b)                                           use its commercially reasonable efforts to effect, as soon as practicable, such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder’s or Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within fifteen (15) days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance, pursuant to this Section 1.12: (i) if Form S-3 is not available for such offering by the Holders; (ii) if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public (net of any underwriters’ discounts or commissions) of less than Two Million Dollars ($2,000,000); (iii) if the Company shall furnish to the Holders a certificate signed by the President of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its stockholders for such Form S-3 registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 registration statement for a period not to exceed ninety (90) days after receipt of the request of the Holder or Holders under this Section 1.12; provided, however, that the Company shall not utilize this right more than once in any twelve month period and provided further, that the Company shall not register any securities for the account of itself or any other stockholder during such ninety (90) day period (other than a registration relating solely to the sale of securities of participants in a Company stock plan, a registration relating to a corporate reorganization or transaction under Rule 145 of the Act, a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities, or a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered); (iv) if the Company has, within the twelve (12) month period preceding the date of such request, already effected one (1) registration pursuant to this Section 1.12; or (v) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance.

(c)                                            If the Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 1.12 and the Company shall include such information in the written notice referred to in Section 1.12(a). The provisions of Section 1.2(b) shall be applicable to such request (with the substitution of Section 1.12 for references to Section 1.2).

(d)                                           Subject to the foregoing, the Company shall file a registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the Holders. All expenses incurred in connection with all registrations requested pursuant to Section 1.12, including (without limitation) all registration, filing, qualification, printers’ and accounting fees and the reasonable fees and disbursements of one special counsel for the selling stockholders (not to exceed Thirty-Five Thousand U.S. Dollars (U.S. $35,000) per registration), but excluding any underwriters’ discounts or commissions and stock transfer taxes, shall be borne by the Company. Registrations effected pursuant to this Section 1.12 shall not be counted as registrations effected pursuant to Sections 1.2 or 1.3.

1.13                        Assignment of Registration Rights. The rights to cause the Company to register Registrable Securities pursuant to this Section 1 may be assigned (but only with all related obligations) by a Holder to a transferee or assignee of such securities provided:

(a) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned; (b) such transferee or assignee agrees in writing to be bound by and subject to the terms and conditions of this Agreement, including without limitation the provisions of Section 1.15 below; (c) the transfer involves a transfer of at least one million (1,000,000) shares of Registrable Securities (as adjusted for any stock dividends, combinations, splits or the like with respect to such shares) or all of the Registrable Securities held by such Holder if less; provided, however, that transfers or assignments to affiliated venture funds (including funds under common investment management), partners, limited partners, retired partners, stockholders, members and retired members, parents, children, spouses, trusts or affiliates of a Holder (“Permitted Transferees”) shall be without restriction as to the minimum number of shares to be transferred; and (d) such assignment shall be effective only if immediately following such transfer the further disposition of such securities by the transferee or assignee is restricted under the Act.

1.14                        Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders of a majority of the Registrable Securities then outstanding, enter into any agreement with any holder or prospective holder of any securities of the Company that would allow such holder or prospective holder (a) to include such securities in any registration filed under Section 1.2, 1.3 or 1.12 hereof, unless under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of such holder’s securities will not reduce the amount of the Registrable Securities of the Holders that is included or (b) to make a demand registration.

1.15                        “Market Stand-Off” Agreement. Each Founder and each Investor hereby agrees that, during the period of duration specified by the Company and an underwriter of Common Stock or other securities of the Company, following the effective date of the registration statement of the Company filed under the Act in connection with the initial firm commitment underwritten public offering of its securities, it shall not, to the extent requested by the Company and such underwriter, directly or indirectly sell, offer to sell, contract to sell (including, without limitation, any short sale), grant any option to purchase or otherwise transfer or dispose of (other than to donees who agree to be similarly bound) any securities of the Company during such period except Common Stock included in such registration; provided, however, that:

(a)                                           all then executive officers, directors, Founders and employee-holders of at least one percent (1%) of the outstanding capital stock of the Company enter into similar agreements; and

(b)                                           such market stand-off time period shall not exceed one hundred eighty (180) days; provided however that such time period may be extended to no more than two hundred thirteen (213) days following the effective date of such registration statement as may be requested by the Company or an underwriter to accommodate regulatory restrictions on (i) the publication or other distribution of research reports and (ii) analyst recommendations and opinions, including, but not limited to, the restrictions contained in FINRA Rule 2711(f)(4) or NYSE Rule 472(f)(4), or any successor provisions or amendments thereto.

Each Founder and each Investor hereby agrees that it will enter into the underwriter’s standard lock-up agreement consistent with the restrictions set forth in this Section 1.15. In addition, in order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the Registrable Securities of each Investor and each Founder (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period.

Notwithstanding the foregoing, the obligations described in this Section 1.15 shall not apply to a registration relating solely to employee benefit plans on Form S-l or Form S-8 or similar forms that may be promulgated in the future, or a registration relating solely to an SEC Rule 145 transaction.

1.16                        Termination of Registration Rights. No Holder shall be entitled to exercise any right provided for in this Section 1 after the earlier of:

(a)                                 five (5) years following the consummation of the sale of securities pursuant to a registration statement filed by the Company under the Act in connection with the initial firm commitment underwritten offering of its securities to the general public (the “IPO”), or

(b)                                 as to any Holder, such time following the IPO as all Registrable Securities held by such Holder (together with any affiliates of such Holder with whom such Holder must aggregate its sales under SEC Rule 144) can be sold in any three (3) month period without registration under SEC Rule 144 where such Holder (together with all its affiliates) owns less than 1% of the Company’s Common Stock (calculated on an as-converted basis).

2.                                      Covenants of the Company.

2.1                               Delivery of Financial Statements. The Company shall deliver to each Investor, for so long as such Investor (together with its affiliates) holds at least 1,342,474 shares of Preferred Stock (as adjusted for stock splits, stock dividends, recapitalizations, reclassifications, combinations and the like) (a “Major Investor”):

(a)                                 as soon as practicable (but no later than seventy-five (75) days) after the end of each fiscal year of the Company, an income statement for such fiscal year, a balance sheet of the Company as of the end of such year, a statement of stockholder’s equity as of the end of such year and a statement of cash flows for such fiscal year, such year-end financial reports to be in reasonable detail, prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) on an consolidated basis and audited and certified by independent public accountants of nationally recognized standing selected by the Company;

(b)                                 as soon as practicable (but no later than forty-five (45) days) after the end of each fiscal quarter of the Company, an unaudited income statement, balance sheet and statement of cash flows for and as of the end of such quarter, such unaudited financial statements to be in reasonable detail and on a consolidated basis;

(c)                                  as soon as practicable, but in any event at least thirty (30) days prior to the end of each fiscal year, an annual operating plan, prepared on a monthly basis, for the next fiscal year; and

(d)                                 with respect to the financial statements called for in subsections (b) and (c) of this Section 2.1, an instrument executed by the Chief Financial Officer or President of the Company certifying that to his or her knowledge, such financials were prepared in accordance with GAAP consistently applied with prior practice for earlier periods (with the exception of footnotes that may be required by GAAP) and fairly present the financial condition of the Company and its results of operation for the period specified, subject to year-end audit adjustment.

2.2                               Inspection Rights. The Company shall permit each Major Investor, at such Major Investor’s expense and upon reasonable notice from such Major Investor, to visit and inspect the Company’s properties, to examine its minutes, books of account and records and to discuss the Company’s affairs, finances and accounts with its officers, all at such reasonable times as may be requested by such Major Investor; provided, however, that the Company shall not be obligated under this Section 2.2 to provide information that it deems in good faith to be a trade secret or similar confidential or proprietary information.

2.3                               Confidentiality. Each Investor agrees that such Investor will keep confidential and will not disclose, divulge, or use for any purpose (other than to monitor its investment in the Company) any confidential information obtained from the Company pursuant to the terms of this Agreement (including notice of the Company’s intention to file a registration statement), unless such confidential information (a) is known or becomes known to the public in general (other than as a result of a breach of this Subsection 2.3 by such Investor), (b) is or has been independently developed or conceived by the Investor without use of the Company’s confidential information, or (c) is or has been made known or disclosed to the Investor by a third party without a breach of any obligation of confidentiality such third party may have to the Company; provided, however, that an Investor may disclose confidential information (i) to its attorneys, accountants, consultants, and other professionals to the extent necessary to obtain their services in connection with monitoring its investment in the Company; (ii) to any prospective purchaser of any Registrable Securities from such Investor, if such prospective purchaser agrees to be bound by the provisions of this Subsection 2.3; (iii) to any existing Affiliate, partner, member, stockholder, or wholly owned subsidiary of such Investor in the ordinary course of business, provided that such Investor informs such Person that such information is confidential and directs such Person to maintain the confidentiality of such information; or (iv) as may otherwise be required by law, provided that the Investor promptly notifies the Company of such disclosure and takes reasonable steps to minimize the extent of any such required disclosure.

2.4                               Termination of Information Covenants. The covenants set forth in Sections 2.1 and 2.2 shall terminate and be of no further force or effect (i) upon the consummation of an initial public offering of the Company’s Common Stock, (ii) upon a “Liquidation Event” (as such term is defined in the Company’s then existing Amended and Restated Certificate of Incorporation) or (iii) when the Company first becomes subject to the periodic reporting requirements of Sections 12(g) or 15(d) of the 1934 Act, whichever event shall first occur.

2.5                               Right of First Offer. Subject to the terms and conditions specified in this Section 2.5, the Company hereby grants to each Major Investor a right of first offer with respect to future sales by the Company of its Shares (as hereinafter defined). For purposes of this Section 2.5, a Major Investor includes any partners, members, affiliates and affiliated venture funds of such Major Investor.

Each time the Company proposes to offer any shares of, or securities convertible into or exercisable for any shares of, any class of its capital stock (the “Shares”), the Company shall first make an offering of such Shares to each Major Investor in accordance with the following provisions:

(a)                                 The Company shall deliver a notice (the “Notice”) to the Major Investors stating (i) its bona fide intention to offer such Shares, (ii) the number of such Shares to be offered, and (iii) the price, terms and the identity of the third party offeror, if any, upon which it proposes to offer such Shares.

(b)                                 Within twenty (20) calendar days after giving of the Notice, each Major Investor may elect to purchase or obtain, at the price and on the terms specified in the Notice, up to that portion of such Shares that equals the proportion that the number of shares of Common Stock issued or issuable upon conversion of shares of Preferred Stock of the Company then held by such Major Investor, plus any other shares of capital stock of the Company then held by such Major Investor, bears to the total number of shares of Common Stock then outstanding (assuming full conversion of all outstanding convertible securities). The Company shall promptly, in writing, inform each Major Investor that elects to purchase all the shares available to it under this Section 2.5 (each, a “Fully-Exercising Investor”) of any other Major Investor’s failure to do likewise. During the ten (10)-day period commencing after receipt of such information, each Fully-Exercising Investor shall be entitled to obtain that portion of the Shares for which Major Investors were entitled to subscribe but which were not subscribed for by the Major Investors that is equal to the proportion that the number of shares of Common Stock issued upon conversion of shares of Preferred Stock of the Company then held, or issuable upon conversion of all Preferred Stock then held, by such Fully-Exercising Investor bears to the total number of shares of Common Stock then issued and held, or issuable upon conversion of the Preferred Stock then held, by all Fully-Exercising Investors who wish to purchase some of the unsubscribed shares.

(c)                                  The Company may, during the ninety (90) day period following the expiration of the periods provided in subsection 2.5(b) hereof, offer the remaining unsubscribed portion of such Shares to any person or persons at a price not less than, and upon terms no more favorable to the offeree than, those specified in the Notice. If the Company does not enter into an agreement for the sale of the Shares within such period, or if such agreement is not consummated within ninety (90) days of the execution thereof, the right provided hereunder shall be deemed to be revived and such Shares shall not be offered unless first reoffered to the Investors in accordance herewith.

(d)                                 The right of first offer in this Section 2.5 shall not be applicable to shares of Common Stock exempted from the definition of “Additional Shares of

Common Stock” in the Company’s then-existing Amended and Restated Certificate of Incorporation.

(e)                                  The right of first offer set forth in this Section 2.5 may not be assigned or transferred, except that such right is assignable by each Investor to any wholly owned subsidiary or parent of, or to any corporation or entity that is, within the meaning of the Act, controlling, controlled by or under common control with, any such Investor or to any Permitted Transferees of such Investor.

(f)                                   The right of first offer set forth in this Section 2.5 shall lapse upon the earliest to occur of (i) an initial public offering of the Company’s Common Stock; and (ii) a Liquidation Event.

2.6                               Common Stock and Stock Option Vesting. Unless otherwise unanimously approved by the Board of Directors or a committee of the Board of Directors with authority regarding the issuance of stock options and other stock equivalents, all stock options and other stock equivalents issued on or after the date of this Agreement to employees of the Company or a subsidiary of the Company shall be subject to vesting as follows: (a) twenty-five percent (25%) of such stock shall vest at the end of the first year following the earlier of the date of issuance or such person’s services commencement date with the Company, and (b) seventy-five percent (75%) of such stock shall vest over the remaining three (3) years in equal increments on a monthly basis.

2.7                               Insurance. The Company shall maintain (for so long as the Investors are entitled to designate at least one director and for seven years thereafter), directors and officers insurance in an amount of at least Four Million Dollars ($4,000,000).

2.8                               Management of Subsidiaries. The Company shall at any time institute and shall keep in place arrangements reasonably satisfactory to the Board of Directors (including the directors elected by the Investors) such that the Company (i) will control the operations of any direct or indirect subsidiary or entity controlled by the Company or any subsidiary or affiliate of the Company (each a “Group Company”) and (ii) will be permitted to properly consolidate the financial results for each Group Company in consolidated financial statements for the Company prepared under US GAAP. The composition of the board of directors (or similar governing body) of each other Group Company, whether now in existence or formed in the future, shall be reasonably acceptable to the Company’s Board of Directors. Further, the Company shall take all necessary actions to maintain any Group Company, whether in existence on the date hereof or formed after the date hereof, as may be necessary to conduct the business of the Company (together with its subsidiaries), as conducted or as proposed to be conducted. The Company shall cause each Group Company, whether in existence on the date hereof or formed after the date hereof, to comply in all material respects with all applicable laws, rules and regulations. All material aspects of such formation, maintenance and compliance of any Group Company, whether in existence on the date hereof or formed after the date hereof, shall be subject to the review and approval by the Board of Directors of the Company, and the Company shall provide each Major Investor, at the request of such Major Investor, with copies of all material related documents and correspondence.

2.9                               Foreign Corrupt Practices Act. Neither the Company nor any of its direct or indirect subsidiaries nor any of its associates, nor any director, officer, agent, employee, consultant, or other person associated with or acting on its behalf (collectively referred to herein as “personnel”) will make, directly or indirectly, any payment, loan or gift (or any offer, promise or authorization of any such payment, loan or gift) of any money or anything of value to or for the use of: (1) any government official in any jurisdiction; (2) any political party or official thereof or any candidate for political office; or (3) any person under circumstances in which the Company or any of its direct or indirect subsidiaries (as the case may be) or any of their respective personnel knows or has reason to know that all or any portion of such money or thing of value was or will be offered, given or promised, directly or indirectly, to any person named in items (1) and (2) above, for the purpose of:

(a)                                 influencing any act or decision of such official, political party or party official, or candidate for political office in his or its official capacity, inducing such official, political party, party official or candidate for political office to do or omit to do any act in violation of the lawful duty of such foreign official, political party, party official or candidate for political office, or securing any improper advantage; or

(b)                                 inducing such official, political party, party official or candidate for political office to use his or its influence with a government or instrumentality thereof to affect or influence any act or decision of such government or instrumentality, in order to assist in obtaining or retaining business for or with, or directing business to, any person.

For purposes of this Section 2.9, the term “government official” shall mean any officer or employee of a government or any department, agency or instrumentality thereof, or of a public international organization, or any person acting in an official capacity for or on behalf of any such government or department, agency or instrumentality thereof, or for or on behalf of any such public international organization; the term also includes an employee of a government-owned or government-controlled commercial enterprise.

The Company shall not, and shall ensure that none of its direct or indirect subsidiaries shall, authorize, offer or make payments directly or indirectly to any government official that would result in a violation of the Foreign Corrupt Practices Act of the United States.

2.10                        Right to Conduct Activities. The Company hereby acknowledges that the Investors are investment funds, and as such invest in numerous portfolio companies, some of which may be deemed competitive with the Company’s business. Neither the Investors nor their respective partners, affiliates, advisors or affiliated investment funds shall be liable to the Company or any other Group Company for any claim arising out of, or based upon, (i) the investment by an Investor or any affiliated investment fund in any entity competitive to the Company, or (ii) actions taken by any partner, officer, advisor or other representative of an Investor or any of its respective affiliates or advisors to assist any such competitive company, whether or not such action was taken as a board member of such competitive company, or otherwise; provided that the foregoing shall not be deemed to limit the fiduciary duties otherwise owed to the Company by any individual designated a director of the Company or limit any Investor’s liability associated with misuse of confidential information.

2.11                        Termination. The covenants of the Company set forth in Sections 2.6, 2.7, and 2.8 shall terminate upon a Liquidation Event.

3.                                      Miscellaneous.

3.1                               Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties (including transferees of any shares of Registrable Securities). Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

3.2                               Governing Law. This Agreement shall be governed by and construed under the laws of the State of Delaware, without regard to conflicts of law principles.

3.3                               Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

3.4                               Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

3.5                               Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or (i) personal delivery to the party to be notified; (ii) when sent, if sent by electronic mail or facsimile during the recipient’s normal business hours, and if not sent during normal business hours, then on the recipient’s next business day; (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) one (1) business day after the business day of deposit with a nationally recognized overnight courier, freight prepaid, specifying next-day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their addresses as set forth on the signature page hereto, or to the principal office of the Company and to the attention of the Chief Executive Officer, in the case of the Company, or to such email address, facsimile number, or address as subsequently modified by written notice given in accordance with this Section 3.5 If notice is given to the Company, a copy shall also be sent to Company counsel and if notice is given to Investor, a copy shall also be given to Investor Counsel.

3.6                               Expenses. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

3.7                               Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the holders of a majority of the Registrable Securities then outstanding;

provided however, that any amendment or waiver adversely affecting the Founders in a manner different from the Investors shall also require the written consent of the holders of a majority of the Registrable Securities held by the Founders who continue to provide services to the Company or a subsidiary of the Company at the time of such amendment or waiver, provided further, that any amendment or waiver adversely affecting any Investor in a manner different from the other Investors shall also require the written consent of such Investor and provided further that, for so long as GPSF holds any shares of the Company’s capital stock, any amendment or waiver of Section 2.9 shall also require the written consent of GPSF. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each holder of any Registrable Securities then outstanding, each Investor, each Founder and each future holder of all such Registrable Securities and the Company.

3.8                               Severability. If any of the provisions of this Agreement shall be held by a court or other tribunal of competent jurisdiction to be illegal, invalid or unenforceable, such provisions shall be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect.

3.9                               Delays or Omissions. It is agreed that no delay or omission to exercise any right, power, or remedy accruing to any party, upon any breach, default or noncompliance by another party under this Agreement shall impair any such right, power, or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of any similar breach, default or noncompliance thereafter occurring. It is further agreed that any waiver, permit, consent, or approval of any kind or character on any party’s part of any breach, default or noncompliance under this Agreement or any waiver on such party’s part of any provisions or conditions of this Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, by law, or otherwise afforded to any party, shall be cumulative and not alternative.

3.10                        Aggregation of Stock. All shares of Registrable Securities, Preferred Stock or Common Stock held or acquired by affiliated entities or persons shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

3.11                        Entire Agreement. This Agreement is intended to be the sole agreement of the parties as it relates to this subject matter and supersedes all prior agreements, including without limitation the Prior Agreement, which shall be deemed terminated upon the execution of this Agreement by the parties hereto.

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IN WITNESS WHEREOF, the parties have executed this Fifth Amended and Restated Investors’ Rights Agreement as of the date first above written.

COMPANY:

SOLAREDGE TECHNOLOGIES, INC.

By:	/s/ Guy Sella
Guy Sella
Chief Executive Officer

Address:	6 HeHarash St.
Hod Hasharon, Israel

FOUNDERS:

/s/ Guy Sella
Guy Sella

/s/ Lior Handelsman
Lior Handelsman

/s/ Yoav Galin
Yoav Galin

/s/ Meir Adest
Meir Adest

/s/ Amir Fishelov
Amir Fishelov

IN WITNESS WHEREOF, the parties have executed this Fifth Amended and Restated Investors’ Rights Agreement as of the date first above written.

NWC SOLAREDGE HOLDINGS, LLC

By:	/s/ William Hallisey
Name:	William Hallisey
Title:	Vice President

Address:
c/o New World Capital Group
527 Madison Avenue, 24th Floor
New York, NY 10022 USA
Attention: Bill Hallisey

DEP SE, L.P,
By:	DEP GP, L.P., its general partner
By:	DEP, LLC, its general partner

By:	/s/ Ivy Dodes
Name:	Ivy Dodes
Title:	Vice President

Address:
c/o Credit Suisse Securities (USA) LLC
One Madison Avenue
New York, NY 10010 USA
Attention: Ivy B. Dodes

Copy to:
Credit Suisse Securities (USA) LLC
One Madison Avenue
New York, NY 10010 USA
Attention: Legal and Compliance Dept.

And to:
Michael R. Flynn Norton Rose Fulbright
666 Fifth Avenue
New York, NY 10010 USA

(None of the entities above legal notice by electronic mail.)

IN WITNESS WHEREOF, the parties have executed this Fifth Amended and Restated Investors’ Rights Agreement as of the date first above written.

Kreos Capital IV

By:
Name:
Title:
Address:

IN WITNESS WHEREOF, the parties have executed this Fifth Amended and Restated Investors’ Rights Agreement as of the date first above written.

VERTEX III (C.I.) FUND, L.P.
VERTEX III (ISRAEL) FUND, L.P.
VERTEX III (ISRAEL B) FUND, L.P.
VERTEX III (DCM) FUND, L.P.
VERTEX III (C.I.) (G) FUND, L.P.

By:	Vertex III Management (C.I.) Ltd. its General Partner

By:	/s/ Yoram Oron	/s/ Ran Gartenberg
Name:	Yoram Oron	Ran Gartenberg
Title:	Founder & General Partner	General Partner, CFO

QUEST FOR GROWTH N.V.

By:	Investment Advisory Program - on behalf of Quest for Growth N.V.

By:	/s/ Yoram Oron	/s/ Ran Gartenberg
Name:	Yoram Oron	Ran Gartenberg
Title:	Founder & General Partner	General Partner, CFO

IN WITNESS WHEREOF, the parties have executed this Fifth Amended and Restated Investors’ Rights Agreement as of the date first above written.

GENESIS PARTNERS III L.P.

By:	/s/ Eddy Shalev
EDDY SHALEV

Title:	FOUNDER & MANAGING PARTNER

Address:	11 Hamenofim St.
P.O.B. 12866 Herzliya 46733

IN WITNESS WHEREOF, the parties have executed this Fifth Amended and Restated Investors’ Rights Agreement as of the date first above written.

OPUS CAPITAL VENTURE PARTNERS V, L.P.

By:	Opus Capital Venture Partners (GP), L.P.,
its General Partner
By:	Opus Capital Venture Partners (GPLLC), L.L.C.,
its General Partner

By:	/s/ Dan Avida
Dan Avida, General Partner

IN WITNESS WHEREOF, the parties have executed this Fifth Amended and Restated Investors’ Rights Agreement as of the date first above written.

ORR PARTNERS I-S, L.P.

By:	ORR Partners I-S GP, LP,
Its General Partner
By:	ORR Partners I-S, LLC
Its General Partner

By:	/s/ Avery More
Avery More, Manager

Address:	5930 E. Royal Lane #120
Dallas, TX 75230

ORR PARTNERS I, L.P.

By:	ORR Partners I GP, LP,
Its General Partner

By:	ORR Partners I, LLC
Its General Partner

By:	/s/ Avery More
Avery More, Manager

Address:	5930 E. Royal Lane #120
Dallas, TX 75230

IN WITNESS WHEREOF, the parties have executed this Fifth Amended and Restated Investors’ Rights Agreement as of the date first above written.

PACVEN WALDEN VENTURES VI, L.P. PACVEN WALDEN VENTURES PARALLEL VI, L.P

By:	Pacven Walden Management VI Co.,
Ltd., its General Partner

By:	/s/ Andrew Kau
Name:	Andrew Kau
Title:	Managing Director

IN WITNESS WHEREOF, the parties have executed this Fifth Amended and Restated Investors’ Rights Agreement as of the date first above written.

NAZARATHY FAMILY REVOCABLE TRUST

By:	/s/ Moshe Nazarathy
Name:	Prof. Moshe Nazarathy
Title:

IN WITNESS WHEREOF, the parties have executed this Fifth Amended and Restated Investors’ Rights Agreement as of the date first above written.

GE VENTURES LIMITED

By:	/s/ David Mayhew
Name:	David Mayhew
Title:	Chief Risk Officer

IN WITNESS WHEREOF, the parties have executed this Fifth Amended and Restated Investors’ Rights Agreement as of the date first above written.

JP ASIA CAPITAL PTE. LTD

By:	/s/ Peter Tan
Name:	PETER TAN
Title:	Managing Partner

IN WITNESS WHEREOF, the parties have executed this Fifth Amended and Restated Investors’ Rights Agreement as of the date first above written.

LIGHTSPEED VENTURE PARTNERS VIII, L.P.

By:	Lightspeed General Partner VIII, L.P., its general partner

By:	Lightspeed Ultimate General Partner VIII, Ltd., its general partner

By:	/s/ Illegible
Name:
Duly Authorized Signatory

IN WITNESS WHEREOF, the parties have executed this Fifth Amended and Restated Investors’ Rights Agreement as of the date first above written.

NORWEST VENTURE PARTNERS XI, L.P.

By:	Genesis VC Partners XI, LLC, its General Partner

By:	/s/ Dror Nahumi
Name:	Dror Nahumi
Title:	General Partner

EXHIBIT A

Schedule of Investors

Vertex III (C.I.) Fund L.P.
Vertex III (Israel) Fund, L.P.
Vertex III (Israel B) Fund, L.P.
Vertex III (DCM) Fund, L.P.
Vertex III (C.I.) (G) Fund, L.P.
Quest for Growth NV

Genesis Partners III L.P.

Opus Capital Venture Partners V, L.P.

ORR Partners I-S, L.P.

Pacven Walden Ventures VI, L.P.

Pacven Walden Ventures Parallel VI, L.P.

Nazarathy Family Revocable Trust

JP Asia Capital Pte. Ltd

GE Ventures Limited

Lightspeed Venture Partners VIII LP

Norwest Venture Partners XI, L.P.

NWC SolarEdge Holdings, LLC

DEP SE, L.P.